Exhibit 10.14

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of May 12, 2026 (“Effective Date”), by and between NeoVolta, Inc., a Nevada corporation (“Company”), and Infinite Grid Capital, LP, a Delaware limited partnership (“Consultant”) (“Consultant” and “Company” are sometimes collectively referred to hereinafter as “Parties” and individually as a “Party”), with reference to the following:

R E C I T A L S:

A.	Company desires to engage the services of Consultant to perform the duties more particularly described on Exhibit A (the “Services”).

B.	Prior to the date hereof, Consultant has provided certain strategic, advisory and other services to Company and its affiliates in connection with the formation and development of the Project as set forth in greater detail on Exhibit A (the “Pre-Signing Services”), and the Parties desire to compensate Consultant for such Pre-Signing Services as set forth herein.

C.	Consultant desires to accept such engagement, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

1.	Services

(a) Services. Company hereby retains Consultant to perform the Services, and Consultant hereby agrees to perform the Services, in each case, on the terms and conditions set forth in this Agreement.

2.	Fees and Expenses.

(a) Fees. Company shall pay Consultant the fees set forth on Exhibit B (“Fees”) for Services performed.

(b) Invoicing and Payment. Consultant shall invoice Company quarterly in arrears, unless otherwise specified in Exhibit B , and upon completion of Services as applicable. Unless otherwise provided, undisputed amounts are due within thirty (30) days after receipt of any invoice.

(c) Taxes and Withholding. Company and Consultant, as an independent contractor, agree that Company will not withhold or pay on behalf of Consultant any amounts for taxes, unemployment insurance, workers’ compensation insurance or similar obligations.

3.	Term and Termination.

(a) Term. This Agreement shall commence on the Effective Date and continue until completion of the Services, unless earlier terminated by either Party upon forty-five (45) days’ prior written notice or as provided below (the “Term”).

(b) Termination. Either Party may terminate this Agreement for material breach by the other Party upon written notice describing the breach in reasonable detail. The breaching Party shall have thirty (30) days after receipt of such notice to cure the breach (or, if not reasonably capable of cure within such period, to commence cure and diligently pursue completion). If not cured within such period, this Agreement may be terminated by further written notice. This Agreement shall also terminate immediately upon the dissolution or winding up of Consultant.

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(c) Effect of Termination. Upon termination for any reason, Company shall pay Consultant all Fees earned through the effective date of termination, including Fees for Services performed but not yet invoiced, and all non-cancellable commitments incurred in connection with the Services. Such amounts shall be payable within ten (10) days after receipt of a final invoice.

(d) Survival. Sections 5 through 10, Exhibit B and Exhibit C shall survive any termination.

4.	Representations and Warranties.

Each of Consultant and Company, as applicable (a “Representing Party”), hereby represents and warrant to the other Party as follows:

(a) Authority. Such Representing Party is duly organized, validly existing and in good standing under applicable law and has the requisite power and authority to execute and perform this Agreement.

(b) Binding Obligation. This Agreement has been duly executed and delivered by such Representing Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

(c) No Conflicts. The execution, delivery and performance of this Agreement by such Representing Party do not and will not violate the terms of any existing agreement or understanding to which such Representing Party is or becomes a party, or by which such Representing Party is or becomes bound, or any judgment, order or decree to which such Representing Party is subject.

(d) No Required Consents. Execution and performance do not require third-party consents, except those already obtained.

(e) Compliance with Laws. Each Representing Party will comply with all applicable laws in performing its obligations hereunder.

5.	Independent Status.

(a) Independent Contractor. Consultant shall act solely as an independent contractor and shall have complete charge of any Consultant Related Parties (as defined below) engaged in the performance of the Services. As an independent contractor, Consultant shall have authority only to act as an advisor to Company and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Company or to obtain or incur any right, obligation or liability on behalf of Company.

(b) No Fiduciary Duties. The Parties expressly understand and agree that this Agreement does not create any partnership, agency, joint venture or similar relationship between Company and Consultant or any Consultant Related Party. Neither Consultant nor any Consultant Related Party owes any duty, including any fiduciary duty, to act in the best interests of Company or its subsidiaries, and Company waives any claim to the contrary to the fullest extent permitted by law.

(c) Corporate Opportunities. Company acknowledges that Consultant and the Consultant Related Parties have, and will continue to have, interests in and obligations to other businesses and investment vehicles, including entities that may compete with Company or pursue similar opportunities. Accordingly, except as otherwise agreed in writing:

(i) nothing in this Agreement restricts the activities of Consultant or any Consultant Related Party in any capacity, including as an investor, equity holder, director, officer, lender or otherwise;

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(ii) Consultant and the Consultant Related Parties may engage in any business, including competitive businesses; and

(iii) Consultant and the Consultant Related Parties shall have no duty (contractual or otherwise) to present corporate opportunities to Company or its affiliates or to refrain from pursuing such opportunities for themselves or others.

Company, on behalf of itself and its affiliates, irrevocably waives and renounces any claim that such activities constitute a breach of duty or give rise to liability.

6.	Liability and Indemnification.

(a) Non-Reliance. Consultant and the Consultant Related Parties provide the Services solely to Company, and any advice is for the internal use of Company and its subsidiaries. Company retains sole responsibility for all decisions relating to the Services. Consultant makes no representation or warranty, express or implied, with respect to the Services, and no third party may rely upon them.

(b) Limitation of Liability. Neither Consultant nor any of its current or former partners, members, stockholders, affiliates, investment funds, officers, directors, employees, controlling persons, agents or representatives (collectively, the “Consultant Related Parties”) shall be liable for any decision of Company or for any damages arising out of or relating to this Agreement or the Services, whether in contract, tort or otherwise, except to the extent resulting from gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In no event shall the aggregate liability of Consultant and the Consultant Related Parties exceed the Fees paid to Consultant for the Services giving rise to the claim.

7.	Information and Confidentiality.

(a) Accuracy of Information. Company shall provide such information, materials and data as Consultant reasonably deems necessary to perform the Services. Company represents that, to its knowledge, all such information is accurate and complete in all material respects, does not omit any material fact necessary to make such information not misleading, and may be provided and used by Consultant as contemplated by this Agreement without infringing any third-party rights. Consultant may rely on such information and publicly available information without independent verification and assumes no responsibility for its accuracy or completeness.

(b) Confidentiality. Consultant shall use non-public information provided by or on behalf of Company solely in connection with the Services and shall maintain its confidentiality, except that such information may be disclosed (i) as permitted by this Agreement, (ii) to Consultant’s subcontractors, administrative or support providers, and legal or other professional advisors (who shall be bound by similar confidentiality obligations), (iii) in connection with litigation or any actual or threatened fee dispute relating to this engagement, or (iv) as required by law, regulation or governmental inquiry. Consultant shall have no confidentiality obligation with respect to information that (A) is or becomes publicly available other than through Consultant’s or any Consultant Related Parties’ breach, (B) is received from a third party not known to be subject to a confidentiality obligation to Company, (C) was already known to Consultant, or (D) is independently developed by Consultant. The obligations of this Section 7(b) shall survive for five (5) years following expiration or termination of the Term.

(c) Document Retention. Company agrees that Consultant shall be permitted to retain copies of all or a portion of any non-public information provided to Consultant by or on behalf of Company, subject to the confidentiality obligation hereof, to the extent required by law, rule, regulation or in connection with Consultant’s standard document retention policies.

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8.	Notices.

Any written notice of any kind which either Party may desire or be required to serve on the other in connection with this Agreement shall be served (i) by personal delivery (including by overnight courier service), (ii) by registered mail, return receipt requested, to the address set forth below, or (iii) by email transmission followed by deposit in the regular first class mail, fully prepaid, to the address set forth below. Service by personal delivery shall be deemed given when received; service by registered mail, return receipt requested shall be deemed given as of the date specified in the return receipt and service by e-mail transmission shall be deemed given as of the date the applicable e-mail is sent. Addresses for notices shall be as follows:

Consultant:	Infinite Grid Capital, LP [***] Email: [***]

Company:	NeoVolta, Inc. 12195 Dearborn Place Poway, CA 92064 Attn: Ardes Johnson, Chief Executive Officer Email: ajohnson@neovolta.com

Either Party may from time to time by notice in writing served on the other as aforesaid, designate a different address where all notices are thereafter to be sent. Refusal to accept service or inability to serve any notice as herein provided shall be deemed to be service as of the date of such refusal or inability to serve.

9.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Nevada.

(b) Jurisdiction. The parties agree to the exclusive forum of the state and federal courts located in Clark County, Nevada with regard to any dispute regarding this Agreement, Consultant’s performance or failure to perform the Services hereunder, or any other matter.

(c) WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.	Miscellaneous.

(a) Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, Consultant and Company and their respective permitted successors and assigns. Neither Party may assign this Agreement to another person without the prior written consent of the other Party; provided, however, that Consultant may assign this Agreement, in whole or in part , without the consent of Company, to any of its affiliates engaged in the business of providing services similar to the Services. Any purported assignment in violation of this Section shall be null and void.

(b) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way, and, if legally permitted, such offending provision will be replaced with an enforceable provision that as nearly as possible effects the Parties’ intent. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

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(c) Entire Agreement This Agreement sets forth the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings, whether written or oral, with respect to the subject matter hereof.

(d) Amendment; Waiver. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the Parties unless made in writing and duly signed by both Parties. A failure of either Party to exercise any right provided for herein, shall not be deemed to be a waiver of any right hereunder.

(e) Headings. Captions of the sections or paragraphs in this Agreement are for convenience and reference only, and shall not be held to explain, modify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

(f) Interpretation. Whenever the term “including” is used in this Agreement, it shall be deemed to mean “including, without limitation.”

(g) Counterparts; Electronic Transmission. This Agreement may be executed by the Parties in several counterparts, each of which shall be deemed to be an original document and all of which together shall be deemed to be one and the same instrument, and none of the Parties need execute the same counterpart. This Agreement shall be effective upon delivery of original signature pages, facsimile copies or electronic copies via e-mail executed by each of the Parties.

(h) Company Cooperation. Company will provide timely access to information, personnel and third-party contacts reasonably requested by Consultant and will designate a primary point of contact authorized to make decisions and coordinate responses. Company acknowledges that the effectiveness of the Services depends on Company’s cooperation and, in certain cases, cooperation or determinations made by governmental authorities and/or other third parties outside Consultant’s control.

(i) No Third-Party Beneficiaries. Except as expressly set forth herein, nothing herein shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each of the Consultant Related Parties is hereby made an express third party beneficiary to the benefits of this Agreement and may enforce any and all rights of Consultant hereunder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANY:

NEOVOLTA, INC.

By:   /s/ Ardes Johnson

Name: Ardes Johnson

Title: Chief Executive Officer

CONSULTANT:

INFINITE GRID CAPITAL, LP

By: Infinite Grid Capital, LLC

its general partner

By: /s/ [***]

Name: [***]

Title: Authorized Signatory

[Consulting Agreement – Offtake]

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Exhibit A

DESCRIPTION OF Services

1.Background and Purpose.

Company has established a strategic joint venture with respect to the joint ownership and operation of a United States domestic battery energy storage manufacturing facility, which is currently being undertaken through NeoVolta Power, LLC, a Delaware limited liability company (the “Joint Venture”). Company, directly or through the Joint Venture and/or its affiliates, intends to develop, construct and operate smart battery factory and energy storage facilities (collectively, the “Project”). In connection therewith, Company desires to engage Consultant to originate and secure long-term offtake agreements for the purchase of energy, capacity and/or related products or services produced by or associated with the Project. Company desires to compensate Consultant on a success-fee basis as set forth herein.

2.Scope of Services.

(a)	General. Consultant has provided the Pre-Signing Services and shall provide the Offtake Services to Company, as described in greater detail below (collectively, the “Services”).

(b)	Pre-Signing Services. The Pre-Signing Services include the following services previously performed in connection with the negotiation and establishment of the Joint Venture:

(i)	Joint Venture Structure, Governance. Advised and facilitated negotiations with respect to the organizational structure, capitalization, ownership allocation and governance framework for the Joint Venture; coordinated among Company and Joint Venture counterparties regarding drafting and negotiation of the operating agreement and related formation documents.

(ii)	Supply Chain Partner Coordination. Facilitated introductions, communication and commercial negotiations between Company and international supply chain partners; assisted with the preliminary evaluation of prospective counterparties and initial structuring of potential commercial relationships and supply agreements.

(iii)	Market Positioning. Assisted in the development of a strategic messaging framework for Company’s transition into the renewable energy and battery energy storage manufacturing sector, including competitive differentiation, investor communications strategy and public disclosures; assisted in the preparation of investor presentations, press releases and shareholder communications relating to the Joint Venture and the Project; and advised on stakeholder engagement with prospective strategic partners, customers and governmental authorities.

(c)	Offtake Services. Consultant shall provide the following offtake origination and related advisory services to Company in connection with the Project, as and to the extent reasonably requested by Company (the “Offtake Services”):

(i)	Counterparty Identification and Outreach. Identifying and evaluating potential offtake counterparties, including utilities, municipalities, commercial and industrial customers, community choice aggregators, cooperatives and other creditworthy purchasers of energy, capacity, renewable energy credits, ancillary services and/or related products or services.

(ii)	Offtake Structuring. Advising on the structuring of offtake arrangements, including pricing mechanisms, contract tenor, volume commitments, delivery terms, credit support, curtailment provisions, escalation mechanics and other commercial terms.

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(iii)	Negotiation Support. Assisting Company and/or the Project and its or their counsel in the negotiation of term sheets, letters of intent and definitive offtake agreements with prospective counterparties, including coordinating with Company’s and/or the Project’s legal, technical and financial advisors.

(d)	Excluded Activities. The Services shall not include: (i) any activity constituting the business of a broker, dealer or finder, including soliciting investors or purchasers of securities, negotiating the terms of any securities offering or sale, or handling customer funds or securities; (ii) the rendering of legal advice; (iii) the rendering of tax advice or the preparation of tax returns; or (iv) the rendering of any audit, accounting or attestation services.

3.Company Obligations

In addition to Company’s obligations under Section 10(h) of the Agreement, Company shall: (a) designate a primary point of contact with authority to coordinate offtake strategy and provide timely decisions; (b) provide Consultant with reasonable access to Project-related information, including technical specifications, capacity projections, pricing models and interconnection data, as reasonably necessary for Consultant to perform the Services; (c) promptly introduce Consultant to relevant Project stakeholders, technical advisors and legal counsel; and (d) inform Consultant of material developments relating to the Project’s offtake strategy in a timely manner.

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Exhibit B

FEES FOR SERVICES

Company shall pay Consultant (or its designee, as applicable) the following fees (the “Fees”) for Services provided pursuant to the Agreement.

1.Signing Fee.

In consideration of the Pre-Signing Services, the Offtake Services and the entry into the Agreement, Company shall pay Consultant (or its designee) 500,000 shares of Common Stock (as defined in Exhibit C) (the “Signing Fee”) within five (5) business days following the Effective Date. All issuances shall comply with applicable securities laws.

2.Offtake Fee.

Subject to the terms of this Agreement, in consideration of the Offtake Services, Company shall pay Consultant (or its designee) a success fee (the “Offtake Fee”) for each Offtake Agreement that is attributable to Consultant in accordance with Paragraph 4, calculated as follows:

•	5.0% of Project Equipment Revenue for projects with contracted capacity of less than 100 MWh;

•	4.0% of Project Equipment Revenue for projects with contracted capacity of equal to or greater than 100 MWh and less than 250 MWh; and

•	3.0% of Project Equipment Revenue for projects with contracted capacity of equal to or greater than 250 MWh;

Notwithstanding anything to the contrary, the maximum Offtake Fee payable with respect to any single Offtake Agreement shall not exceed $3,000,000.

Multiple Offtake Agreements entered into with respect to the same counterparty, or as part of a single project, shall be aggregated and treated as a single Offtake Agreement for purposes of determining applicable capacity thresholds and fee percentages.

(a)	Acknowledgement. The Parties hereby acknowledge and agree that Offtake Agreements may be entered into with a third-party counterparty, or alternatively with Consultant or any affiliate thereof, and that each shall be eligible to count toward the applicable offtake milestone; provided, however, that if the offtaker is Consultant or an affiliate of Consultant, such Offtake Agreement shall be on arm’s length commercial terms.

(b)	Election of Stock or Cash. Each Offtake Fee shall be payable in either: (i) cash; (ii) shares of Common Stock (or Prefunded Warrants (as set forth in Exhibit C)) (the “Offtake Shares”); or (iii) a combination of Offtake Shares and cash. Company and Consultant shall mutually agree the form of payment within five (5) business days following delivery of the applicable Offtake Agreement.

(c)	Payment of Cash. If Company and Consultant mutually agree to elect payment in cash (in whole or in part), Company shall pay the applicable portion of the Offtake Fee to Consultant (or its designee) by wire transfer of immediately available funds within ten (10) business days following Consultant’s delivery to Company of the fully executed Offtake Agreement.

(d)	Issuance of Offtake Shares. If Company and Consultant mutually agree to elect payment in Offtake Shares (in whole or in part), the number of Offtake Shares issuable shall be determined by dividing the applicable portion of the Offtake Fee by the Minimum Price as of the applicable Determination Date. Company shall issue the Offtake Shares to Consultant (or its designee) promptly, and in no event later than five (5) business days, following Consultant’s delivery to Company of the fully executed Offtake Agreement.

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3.Certain Definitions.

(a)	“Offtake Agreement” means each fully executed definitive agreement (including any power purchase agreement, energy storage services agreement, tolling agreement, capacity sale agreement or similar contract) for the purchase of energy, capacity and/or related products or services produced by or associated with the Project, entered into between Company (or a Project entity) and any counterparty.

(b)	“Project Equipment Revenue” means the total gross revenue received by Company under the applicable Offtake Agreement solely for the sale and delivery of energy storage equipment and associated hardware supplied by Company. Project Equipment Revenue expressly excludes:

(i)	financing proceeds or financing-related payments;

(ii)	tax credits, incentives, or rebates (including ITC, 45X, or similar);

(iii)	development fees, origination fees, or structuring fees;

(iv)	EPC services, installation services, or construction revenues not performed directly by Company;

(v)	operations and maintenance (O&M) or service revenues;

(vi)	software, platform, or energy management service revenues; and

(vii)	pass-through costs, reimbursements, or third-party equipment not manufactured or supplied by Company.

(c)	“Minimum Price” means the “Minimum Price” calculated in accordance with the applicable rules of The Nasdaq Stock Market, including Nasdaq Listing Rule 5635(d) (or any successor rule), as of the applicable Election Date (as defined in Exhibit B). For purposes hereof, the “Determination Date” shall be the later of (i) the day on which any fully executed Offtake Agreement is delivered to Company pursuant to this Agreement and (2) the date on which Company and Consultant mutually agree that any particular Offtake Fee shall be paid in stock.

4.Attribution and Fee Eligibility

Consultant shall only be entitled to an Offtake Fee where Consultant demonstrates direct and material causal contribution to the execution of the applicable Offtake Agreement. To qualify, Consultant must satisfy any one or more of the following:

(a)	Introduction. Consultant must have first introduced the project opportunity to Company or have played a documented and primary role in reactivating a dormant opportunity.

(b)	Active Involvement. Consultant must have been substantively and continuously involved in the commercial process, including participation in meetings, negotiations, structuring, or diligence.

Consultant shall not be entitled to any Offtake Fee for any introduction, where a project opportunity originated through Company’s internal efforts or third parties not introduced by Consultant, or for active involvement, where Consultant’s involvement was passive, incidental, or purely administrative.

Upon request, Consultant shall deliver to Company a written list of the counterparties and project opportunities with respect to which Consultant either (i) made an introduction or (ii) was actively involved (an “Attribution List”).

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5.Tail Period Fee.

Consultant shall be entitled to an Offtake Fee following termination or expiration of this Agreement (“Tail Period Fee”), solely with respect to Offtake Agreements that:

(a)	are executed within ninety (90) days following such termination or expiration; and

(b)	are entered into with counterparties that were:

(i)	first introduced to Company by Consultant during the Term, and

(ii)	identified on a written list delivered by Consultant to Company prior to the effective date of termination or expiration (as notified by Company to Consultant in writing in advance) (the “Tail List”).

Consultant shall have no entitlement to any Offtake Fee unless the applicable counterparty is included on the Tail List.

6.Effect of Termination.

For the avoidance of doubt, termination of the Agreement shall not affect any rights or obligations that have accrued prior to the effective date of termination, including the obligation to issue or pay any Offtake Fee with respect to any Offtake Agreement delivered to Company prior to the effective date of such termination or any Tail Period Fee.

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Exhibit C

Default Equity Terms

In the event Company shall pay Consultant (or its designee, as applicable), in lieu of cash Fees, any equity securities, including shares of its common stock, par value $0.0001 per share (the “Common Stock”), Prefunded Warrants (as defined below) or other equity securities of Company (collectively, “Fee Shares”), the following terms and conditions shall apply.

1.Form of Issuance.

(a)	Notwithstanding anything to the contrary in this Exhibit C, to the extent that the issuance of any shares of Common Stock otherwise issuable hereunder would cause Consultant to beneficially own in excess of 4.9% of the outstanding shares of Common Stock, as determined in accordance with Regulation 13D-G under the Securities Exchange Act of 1934, as amended, such excess shares shall instead be issued in the form of prefunded warrants to purchase an equivalent number of shares of Common Stock (each, a “Prefunded Warrant”); provided that Consultant may elect to receive shares of Common Stock in lieu of Prefunded Warrants by delivering written notice to Company not less than sixty-one (61) days prior to the applicable issuance date.

(b)	The Prefunded Warrants shall be issued on customary terms for similar instruments, including that: (i) each Prefunded Warrant shall be exercisable immediately upon issuance and shall remain exercisable until exercised in full; (ii) each Prefunded Warrant shall have an exercise price of $0.001 per share; (iii) each Prefunded Warrant shall contain cashless exercise provisions permitting the holder to exercise on a net share settlement basis; and (iv) each Prefunded Warrant shall contain a beneficial ownership limitation on customary terms, with a 9.9% limitation threshold subject to modification as provided therein.

(c)	If the issuance of any Fee Shares in the form of Common Stock or Prefunded Warrants would not be permissible due to legal, stock exchange, or other limitations, the Parties shall cooperate in good faith to issue an alternative equity instrument or cash that preserves the economics thereof.

2.Registration Rights.

(a)	Whenever Company files any registration statement under the Securities Act of 1933, as amended, whether for Company’s own account or for the account of any other securityholder, Company shall include in such registration statement, for resale on similar terms, all shares of Common Stock and other equity securities held by Consultant or its affiliates that are not then registered for resale, to the extent permitted by applicable law and the rules of the applicable stock exchange.

(b)	Company shall use its commercially reasonable efforts to keep any registration statement relating to any Fee Shares continuously effective and in compliance with applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) (including Rule 415 under the Securities Act) until the earlier of (i) such time as all of such Fee Shares have been sold pursuant to such registration statement, or (ii) such time as all of such Fee Shares may be sold without restriction pursuant to Rule 144 under the Securities Act.

(c)	In addition to the foregoing, Company shall prepare and file with the SEC a registration statement on Form S-1 or Form S-3 (as determined by Company) covering the resale of any Fee Shares representing the Signing Fee (the “Initial Registration Statement”), and shall cause such Initial Registration Statement to be declared effective by no later than June 30, 2026.

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(d)	If Company fails to cause the Initial Registration Statement to be declared effective by June 30, 2026, for any reason other than a delay caused by the SEC’s review process or by Consultant’s failure to provide required information, Company shall pay to Consultant liquidated damages in cash in an amount equal to one percent (1%) of the aggregate Minimum Price for such Fee Shares as of the Effective Date, for each thirty (30) day period (or portion thereof) during which such failure continues, up to a maximum of six percent (6%) in the aggregate. Such liquidated damages shall be Consultant’s sole and exclusive remedy for such failure.

3.Cooperation; Adjustment.

(a)	Company shall use commercially reasonable efforts to obtain any required corporate approvals for issuance of the Fee Shares contemplated by this Exhibit C and to maintain sufficient authorized and unissued shares of Common Stock (or other equity award capacity) to satisfy its obligations hereunder.

(b)	Company shall reasonably cooperate with Consultant and the transfer agent (or plan administrator) in effectuating the issuance of Fee Shares, including providing customary board/committee consents, legal opinions (if customarily required), and instructions to the transfer agent as reasonably necessary.

(c)	The Fee Shares shall be equitably adjusted for any stock split, stock dividend, combination, recapitalization, reclassification or similar transaction affecting the Common Stock.

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